Exhibit 99.1

Safeguard Scientifics Adopts Tax Benefits Preservation Plan to Protect Valuable Tax Assets

Shareholders to Vote on Tax Benefits Preservation Plan at 2018 Annual Meeting

Radnor, PA – February 20, 2018 – Safeguard Scientifics, Inc. (NYSE: SFE) ("Safeguard" or "the Company") today announced that its Board of Directors has unanimously adopted a tax benefits preservation plan (the “Plan”) designed to protect and preserve Safeguard’s ability to utilize its net operating loss carryforwards (“NOLs”). Safeguard intends to submit the Plan, which is similar to tax benefits preservation plans adopted by many other public companies with significant tax assets, for shareholder ratification at its 2018 Annual Meeting of Shareholders.

As of December 31, 2016, Safeguard and its taxable entities had approximately $230 million of pre-tax federal NOLs that could be utilized to offset Safeguard’s future taxable income and reduce its federal income tax liability in certain circumstances. The purpose of the Plan is to preserve Safeguard’s ability to use its NOLs, which would be substantially limited if Safeguard experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if Safeguard’s shareholders who are treated as owning five percent or more of the outstanding shares of Safeguard for purposes of Section 382 ("five-percent shareholders") collectively increase their aggregate ownership in Safeguard's overall shares outstanding by more than 50 percentage points. Whether this change has occurred would be measured by comparing each five-percent shareholder's current ownership as of the measurement date to such shareholders' lowest ownership percentage during the three-year period preceding the measurement date. To protect Safeguard’s NOLs from being limited or permanently lost under Section 382, the Plan is intended to deter any person or group from acquiring beneficial ownership of 4.99% or more of Safeguard’s outstanding common stock without the approval of the Board, reducing the likelihood of an unintended ownership change.

Under the Plan, Safeguard will issue one preferred stock purchase right (the “Rights”) for each share of Safeguard’s common stock held by shareholders of record on March 2, 2018. The issuance of the Rights will not be taxable to Safeguard or its shareholders and will not affect Safeguard’s reported earnings per share. Shareholders are not required to take any action to receive the Rights. The Rights will trade with Safeguard’s common shares and will expire no later than February 19, 2021. The Rights and the Plan may also expire on an earlier date upon the occurrence of other events, including a determination by Safeguard’s Board that the Plan is no longer necessary or desirable for the preservation of Safeguard’s tax attributes or that no tax attributes may be carried forward (with such expiration occurring as of the beginning of the applicable taxable year).

Pursuant to the Plan, if a shareholder (or group) becomes a 4.99% shareholder after Safeguard’s first public announcement of the adoption of the Plan without meeting certain customary exceptions or receiving Board approval, the Rights would become exercisable and entitle shareholders (other than the 4.99% shareholder or group causing the rights to become exercisable) to purchase additional shares of Safeguard at a significant discount, resulting in significant dilution in the economic interest and voting power of the 4.99% shareholder or group causing the Rights to become exercisable.

Shareholders who beneficially owned 4.99% or more of Safeguard’s outstanding common stock prior to Safeguard’s first public announcement of the Plan will not trigger any adverse consequences under the Plan so long as they do not acquire beneficial ownership of any additional shares of common stock (other than pursuant to a stock split, reverse stock split, stock dividend, reclassification or similar transaction effected by Safeguard) at a time when they still beneficially own 4.99% or more of such common stock. The Board also retains the sole discretion to exempt any person or group from the consequences imposed by the Plan.

There can be no assurance that the Plan will prevent Safeguard from experiencing an ownership change. Additional information with respect to Safeguard’s NOLs is contained in Safeguard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which Safeguard filed with the Securities and Exchange Commission on March 3, 2017. Additional information with respect to the Plan will be contained in the related Current Report on Form 8-K and Registration Statement on Form 8-A that Safeguard will file with the Securities and Exchange Commission. Copies of these documents can be obtained, when available, at the SEC’s internet website at www.sec.gov.

Morgan, Lewis & Bockius LLP served as Safeguard’s legal advisor in connection with the adoption of the Plan. Raymond James & Co. Associates, Inc. served as financial advisor.

About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE: SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Safe Harbor

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements contained in this press release may relate to, but are not limited to, statements regarding our future taxable income, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code and whether the tax benefits preservation plan will reduce the likelihood of such an unintended ownership change from occurring. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information on factors that may impact these forward-looking statements can be found in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in Safeguard Scientifics’ periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained free of charge from www.sec.gov or by contacting Safeguard Scientifics’ investor relations department at (610) 975-4952 or by visiting its investor relations website at www.safeguard.com. The forward-looking statements in this press release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, Safeguard Scientifics assumes no obligation to publicly update, amend or clarify its forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws. Safeguard Scientifics, however, reserves the right to update such statements or any portion thereof at any time for any reason.

SAFEGUARD CONTACT:
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave@safeguard.com

MEDIA CONTACT:
Ed Trissel / Aura Reinhard
Joele Frank Wilkinson Brimmer Katcher

212.355.4449